Exhibit 99.1

To: All Employees

From: Robbert Rietbroek

Subject: 2026 – Looking Ahead

I am thrilled to write to you as your new President and CEO. It is an honor to join this exceptional organization and lead such a talented team. Thank you for the warm welcome in the past weeks. Leadership transitions bring change, and I recognize this is a significant moment for all of us. I am confident that together we will navigate this next chapter thoughtfully and with purpose, by building on our strong foundation while embracing new opportunities for growth. Since my appointment, I have been spending time with the management team, the Board and our external advisors so I can hit the ground running.

I join Graphic Packaging with over 25 years of leadership experience at some of the world’s largest and most respected consumer goods companies, including PepsiCo, Kimberly-Clark, Procter & Gamble, Primo Water and most recently, Primo Brands. My career has taken me across North America, Europe, South America and Australia, where I have worked with some of the world’s best known and industry-leading brands across the food and grocery industry.

I have been a customer of Graphic Packaging for many years and have come to admire the innovation and craftsmanship behind the company’s products, which I saw in action across brands and operations that I have led – like Quaker Oats and Cap’n Crunch. I have been deeply involved in packaging decisions in these roles. So, I understand the value of Graphic Packaging’s manufacturing and innovation platform and the role our solutions play in the lives of consumers and in the success of our customers.

During the Board’s search process, I shared a customer’s perspective on the packaging industry – including how buyers are reshaping specifications, sustainability requirements, customer service and speed-to-market expectations. We talked about how these shifts may require new approaches and new strategies for Graphic Packaging to effectively navigate the current operating environment. That view recognizes that the landscape we operate in is evolving too, with new needs and emerging categories.

As I step into the CEO role, I am energized by the opportunity and know that together we will shape the next chapter of Graphic Packaging. It is clear that the company has delivered on Vision 2025. The company’s investments in Kalamazoo and Waco have positioned Graphic Packaging with some of the most efficient and highest quality recycled paperboard manufacturing facilities in North America. We have world-class manufacturing, technical and innovation talent and capabilities and strong customer relationships. We have an industry-leading platform and need to position ourselves to achieve and exceed our Vision 2030 goals: drive organic growth, deepen our operational excellence and enhance shareholder returns in an evolving, sustainable consumer packaging market.

However, despite these strengths, we face some real challenges – both in the broader marketplace and in our overall performance, including among other things, declining volumes, continued pressure on margins, elevated debt and the decline in stock price. These are signals that we need to take action to improve company performance and stay ahead of the competition. My goal as CEO is to restore growth and improve business performance, and, in that process, create value for all of our stakeholders, from our employees, customers and vendors to our stockholders and bondholders.

A key priority is to continue serving our existing and future customers with our world-class packaging solutions and service while we accelerate our innovation engine. Our team can identify new opportunities beyond traditional markets, where our quality advantage positions us to offer our customers alternative solutions to single use plastics, foam and even bleached paperboard. With our collective insights into the consumer market and the customer landscape, our shared passion for working on packaging solutions, as well as our deep expertise complemented by an outside-in view, we have the ability to expand our reach and set new standards for leadership in the industry, all while leveraging our low-cost manufacturing network.

Second, we will be taking a careful look at Graphic Packaging’s footprint and the way we operate. Under Vision 2025, the Company has grown, and we have opportunities to continue optimizing our cost structure to drive the productivity levels needed to deliver on the promise of Vision 2030. AlixPartners, a specialized performance-improvement advisor with extensive industry knowledge, was recently engaged to help us identify areas for improvement. Early findings suggest there are meaningful opportunities to optimize our processes, unlock productivity, reduce working capital and restore margins over time to levels that better reflect the value we deliver to our customers every day.

Third, we will sharpen our focus on earnings and free cash flow generation to drive value creation. Our capital spending will be lower now that we have completed our Waco facility. This should enable us to establish capital spending at approximately 5% of sales. We will also focus on reducing our elevated inventory levels. This disciplined approach will support our goal of growing the business while reducing leverage, returning capital to shareholders and achieving an investment grade credit rating by 2030.

Although there is a lot of work ahead, we are guided by our proven strengths. We have some of the best operators in the industry, including in our recycled and wood-based paperboard manufacturing facilities and packaging plants. The quality and strength of our supply chain, innovation and commercialization capabilities will be central to our success. I am eager to work with you and am committed to building on our strengths, unlocking our potential and delivering exceptional customer service, day in, day out.

I will be visiting sites and meeting with teams across our network, as well as with customers and other stakeholders, to listen and learn in the upcoming months. We will be kicking off with our first town hall in the second half of January and I look forward to connecting with as many of you as possible.

Thank you for your dedication to Graphic Packaging. I am confident our future is bright.

Sincerely,

Robbert Rietbroek

President and Chief Executive Officer

Graphic Packaging International